Exhibit 10.34

CHANGE OF CONTROL AGREEMENT

This is an agreement (the “Agreement”) between Brookstone, Inc., (the “Company”), a Delaware corporation with its principal place of business at 17 Riverside Street, Nashua, New Hampshire, and Michael F. Anthony (the “Executive”), effective as of April 18, 2003 (the “Effective Date”).

The Company wishes to ensure the continued dedication of management to Company duties in the event of an actual or threatened change of control of the Company. The Executive has an important position in the management of the Company and wishes to continue in that position or such other position as may be assigned by the Company. The parties therefore agree as follows:

If the Executive’s employment with the Company terminates other than by death or disability within twelve months following a “Change of Control” (as defined in Exhibit A), the Executive may become entitled to benefits as described below.

The Agreement will terminate immediately, and the Company will have no further obligation to the Executive under the Agreement, if: (i) the Company terminates the Executive’s employment for Cause, (ii) the Executive voluntarily terminates employment without Good Reason, (iii) the Executive’s employment terminates as a result of death or Disability, or (iv) the Executive’s employment terminates at any time other than during the twelve (12) months following a Change of Control.

“Cause” means only (i) fraud, embezzlement or other material dishonesty by the Executive with respect to the Company, or (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude. The Company may treat a termination of the Executive’s employment as termination for Cause only after (A) giving the Executive written notice of the intention to terminate for Cause and of the Executive’s right to a hearing and (B) conducting a hearing at least 10 days after such notice at which the Executive may be represented by counsel.

Termination by the Executive for “Good Reason” means termination within 60 days following (i) a material diminution in, or assignment of duties materially inconsistent with, the Executive’s position, authority, or responsibilities in effect immediately before the Change of Control, excluding (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice of the matter by the Executive, and (B) any such changes resulting from a Change of Control in which the Company (or its survivor, successor, assets or business) becomes a Totally-Held Subsidiary or Majority-Owned Subsidiary (as those terms are defined in Rule 12b-2 under the Exchange Act (as defined in Exhibit A)), or a division or other operating segment or unit, of any Person (as defined in Exhibit A), so long as Executive remains the senior executive directly responsible for the management of all or the principal portion of the business being conducted by the Company immediately prior to the Change of Control, (ii) a failure to pay the Executive an annual base salary at least equal to the annual base salary in effect immediately before the Change of Control, (iii) a failure to pay the Executive annual bonuses at least equal to the average of the annual bonuses paid to him with respect to the three full years (or for such fewer number of years for which the Executive has been eligible for the bonuses from the Company) preceding the Change of Control, except to the extent that such failure results from a general reduction in bonus payments to executives based solely on Company performance and such reduction is not caused by a material raising of the standards by which Company performance is measured, (iv) exclusion of the Executive from stock option programs or other incentive compensation programs in which other Company executives holding materially equivalent positions are permitted to participate, (v) exclusion of the Executive from life, health or accident insurance plans or other material welfare benefit plans in which other senior executives of the Company are permitted to participate, (vi) failure to provide the Executive with an office and secretarial support materially equivalent to that provided immediately prior to the Change of Control, (vii) relocation of the Executive’s principal place of work without his consent to a location more than 40 miles from its location immediately prior to the Change of Control, (viii) imposition without the Executive’s consent of travel requirements that cause the Executive to be away from his principal place of work for significantly more consecutive or aggregate days in any calendar year than was required of him immediately prior to the Change of Control, (ix) the Company becoming a Totally-Held Subsidiary or a Majority Owned Subsidiary or a division or other operating segment or unit of Sharper Image Corporation or any affiliate (as defined in Exhibit A) thereof or (x) failure by the Company to comply with the provisions of this Agreement.

“Disability” means eligibility by the Executive for benefits under the Company’s long term disability insurance arrangement.

If, within twelve (12) months following a Change of Control, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Company will provide benefits as follows:

Within 30 days following the termination of employment, the Company will pay to the Executive a lump-sum cash amount equal to 300% of the sum of (i) the Executive’s annual base salary in effect at the time of the termination of employment (or if the Executive’s annual base salary has been reduced within 61 days prior to the termination, the base salary in effect immediately prior to the reduction), plus (ii) the average of the annual bonuses earned by the Executive with respect to the three full years (or such fewer number of years for which the Executive has been eligible for the bonuses from the Company) preceding the termination of employment, or if the Executive has been eligible for less than a full year, his target bonus for the year of termination.

The Company will continue for a period of twelve (12) months following the date of termination to provide the Executive with any medical, dental, disability and life insurance and any automobile allowance benefits in effect at the time of his termination (or, if his level of benefits has been reduced within 61 days of the termination, his level of benefits in effect prior to the reduction). If the Company is unable to continue any such benefit or benefits, the Company will instead pay to the Executive, within 30 days of termination, a lump sum cash payment equal to the greater of the Company’s cost of such benefits or the Executive’s individual replacement cost for such benefits.

The Executive will become fully vested in his benefits under any Supplemental Executive Retirement Plan (the “SERP”) maintained by the Company.

Any restricted stock held by the Executive under the Company’s stock compensation plans or arrangements will become fully vested.

In the event of a Change of Control, regardless of whether or not the Executive remains in the employ of the Company, any options to purchase Company stock held by the Executive under the Company’s stock compensation plans and arrangements will become immediately exercisable notwithstanding any contrary provisions in the documents otherwise governing the options and will remain exercisable for the period of time during which such options would otherwise have been exercisable had the Executive remained in the employ of the Company.

In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of the Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to the Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

Determinations under this Agreement with respect to the calculation of any gross-up payment will be made by the Company’s independent auditors unless the Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by the Executive after consultation with the Company (the firm making the determinations to be referred to as the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and the Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent the Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by the Executive to the Company. The Company will bear all expenses of the controversy and will gross the Executive up for any additional taxes that may be imposed upon the Executive as a result of its payment of such expenses.

All payments made by the Company under this Agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

The Company will indemnify the Executive for all costs and expenses (including fees and expenses of counsel) incurred by the Executive in connection with an action to enforce his rights under this Agreement (including any action to enforce this right of indemnity) in which action the Executive prevails.

Except as provided in this paragraph, neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. The Company must require that any entity with which it merges or consolidates or to which it agrees to transfer a substantial portion of its assets expressly assume the obligations of the Company under this Agreement and that any successor or successors of such an entity, whether by merger, consolidation or transfer of assets, also expressly assume such obligations.

The Executive may have other rights and obligations under other agreements, insurance policies and plans and employee benefit and welfare plans of the Company. However, severance benefits payable under this Agreement are not intended to duplicate severance benefits under any employment agreement between the Executive and the Company. Therefore, to the extent severance benefits are payable under this Agreement, they will offset severance benefits otherwise payable under any such employment agreement.

This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

This is a Delaware contract and is to be construed and enforced under and be governed in all respects by the laws of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

BROOKSTONE, INC.

By:

Michael F. Anthony

EXHIBIT A

“Change of Control” means the occurrence of any of the following events:

(1)	any Person becomes the owner of 50% or more of the Company’s Common Stock; or

(2)	individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board (a “Board Change”); provided, however, that any individual becoming a director after the Effective Date (i) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Continuing Directors or (ii) who is the Executive, any Executive Related Party (or an officer or director thereof) or a member of any group of which the Executive or Executive Related Party is a member will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3)	execution of an agreement of acquisition, merger, reorganization, consolidation of or other transaction which contemplates either (i) that all or substantially all of the business and/or assets of the Company will be owned or controlled by a Person or Persons other than the Persons owning or controlling such business and assets on the Effective Date or (ii) that a Board Change will occur, provided, however, that if such agreement requires, as a condition precedent, approval by the Company’s shareholders, a Change of Control will not be deemed to have occurred until such approval has been obtained; or

(4)	liquidation or dissolution of the Company or sale of substantially all of the Company’s assets, other than (i) in connection with the matters described in clause (3) above (as to which clause (3) shall apply instead of this clause (4)) or (ii) in connection with or in contemplation of a bankruptcy or insolvency proceeding.

In addition, for purposes of this definition the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

A Person will be deemed to be the “owner” of any Common Stock of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Person” has the meaning used in Section 13(d) of the Exchange Act, except that “Person” does not include (i) the Executive, an Executive Related Party, or any group of which the Executive or Executive Related Party is a member, or (ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

An “Executive Related Party” means any affiliate or associate of the Executive other than the Company or a subsidiary of the Company. The terms “affiliate” and “associate” have the meanings given in Rule 12b-2 under the Exchange Act; the term “registrant” in the definition of “associate” means, in this case, the Company.